Exhibit 3.1

HOSPITALITY PROPERTIES TRUST

ARTICLES OF AMENDMENT

Hospitality Properties Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Section 5.1 of Article V of the Amended and Restated Declaration of Trust of the Trust, as amended and supplemented (the “Declaration of Trust”), is hereby amended to increase the number of Shares (as defined therein) that the Trust has authority to issue to 250,000,000 and the number of Common Shares (as defined therein) that the Trust has authority to issue to 150,000,000.

SECOND:  The amendment to the Declaration of Trust as set forth above has been duly approved by the Board of Trustees of the Trust as required by law.  Pursuant to Section 8-203(a)(7) of the Maryland REIT Law and Article V, Section 5.1 of the Declaration of Trust, no shareholder approval was required.

THIRD:  The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this amendment was 200,000,000, consisting of 100,000,000 Common Shares, $.01 par value per share, and 100,000,000 Preferred Shares, without par value except for the 1,000,000 of such Preferred Shares that have been classified as Junior Participating Preferred Shares, $.01 par value per share, having an aggregate par value of $1,010,000.

FOURTH:  The total number of shares of beneficial interest which the Trust has authority to issue pursuant to this amendment is 250,000,000, consisting of 150,000,000 Common Shares, $.01 par value per share, and 100,000,000 Preferred Shares, without par value except for the 1,000,000 of such Preferred Shares that have been classified as Junior Participating Preferred Shares, $.01 par value per share, having an aggregate par value of $1,510,000.

FIFTH:  The undersigned President of the Trust acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary on this         day of March, 2007.

ATTEST:		HOSPITALITY PROPERTIES TRUST

By:	/s/ Jennifer B. Clark	By:	/s/ John G. Murray
	Jennifer B. Clark		John G. Murray
	Assistant Secretary		President